UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2015

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23280	94-3049219
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 Crow Canyon Place, Suite 100 San Ramon, California	94583
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 359-3247

NOT APPLICABLE

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 15, 2015, the Delaware Court of Chancery authorized the continued corporate existence of Neurobiological Technologies, Inc. (“NTI” or “the Company”) for up to two additional years (to December 17, 2017) to allow the Company’s stockholders to retain the potential upside of the Company’s residual interest in XERECEPT™, an investigational drug that the Company sold to a subsidiary of Celtic Pharma Holdings, L.P. (“Celtic Pharma”) in 2005. Under the terms of the Company’s sale of XERECEPT, NTI is entitled to a portion of the net proceeds if Celtic Pharma sells or licenses to a third party all or substantially all assets relating to XERECEPT. Also under the terms of the Company’s 2005 sale of XERECEPT, NTI may be entitled to the reversion of certain development and commercialization rights from Celtic Pharma under specified circumstances. Since the 2005 sale, XERECEPT has been under development by Celtic Pharma for treatment of cerebral edema associated with primary and metastatic brain tumors. Celtic Pharma has previously announced plans to sell XERECEPT.

Absent any proceeds from XERECEPT, NTI currently estimates that any final distribution to its stockholders would be no greater than $0.01 per share, the specific timing and amount of which would be determined following resolution of the XERECEPT residual interest. The estimate of the amount of the potential final distribution is lower than an estimate provided in December 2012 by $0.01 per share due to the additional length of time now provided to allow for potential proceeds from the sale of XERECEPT.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 23, 2015

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/S/ MATTHEW M. LOAR
Matthew M. Loar
Acting Chief Executive and Financial Officer